Exhibit 1

VISTA
ENERGY FOR TOMORROW

2023

2nd Quarter Results

Mexico City, July 13, 2023
NYSE: VIST
BMV: VISTA

2023
2nd Quarter Results
Mexico City, July 13, 2023
NYSE: VIST
BMV: VISTA

Vista Results of the Second Quarter of 2023

July 13, 2023, Mexico City, Mexico

Vista Energy, S.A.B. de C.V. (“Vista” or the “Company”) (NYSE: VIST in the New York Stock Exchange; BMV: VISTA in the Mexican Stock Exchange), reported today financial and operational results for the three-month period ended June 30, 2023.

Q2 2023 highlights:

•

Q2 2023 total production was 46,557 boe/d, a 4% increase compared to Q2 2022. Oil production in Q2 2023 increased 6% y-o-y to 39,217 bbl/d, mainly driven by production growth in shale oil assets. On a pro forma basis, adjusting by the production of the assets transferred (1) as of March 1, 2023, production increased 20% y-o-y. Q2 2023 total production decreased 11% vis-à-vis Q1 2023, mainly impacted by: (i) the transaction (1) effective March 1, 2023, which resulted in 5.5 Mboe/d lower production during Q2 2023; (ii) pipeline evacuation capacity that limited Vista’s production growth, which was unlocked in June when the Company started exporting oil to Chile through existing capacity in Oldelval and the OTASA-OTC pipeline, at a rate of approximately 4,700 bbl/d, for a total of 152 Mbbl during Q2 2023; and (iii) the Company’s focus on the pilots in Aguila Mora and Bajada del Palo Este, which led to fewer new well tie-ins than in an average quarter.

•

Revenues in Q2 2023 were 231.0 $MM, 22% below the 294.3 $MM generated in Q2 2022, driven by lower oil sales volumes and softer oil realized prices. During Q2 2023, revenues from oil and gas exports were 112.1 $MM and represented 49% of total revenues. Oil exports in Q2 2023 were 108.6 $MM and represented 51% of oil revenues. Lower oil sales volumes were driven by the normalization of crude oil stocks from lows in the previous quarter, which, combined with oil production from the basin being re-routed to Chile, led to less volumes available at the terminal for exports through the Atlantic. This generated a delay in the loading of one oil cargo (approximately 470 Mbbl) that the Company had originally planned for late June to the first week of July, reducing the amount of oil cargos exported through the Atlantic during Q2 2023 from four to three, and therefore total revenues for the quarter.

•	In Q2 2023, the average realized crude oil price was 64.3 $/bbl, an 18% decrease compared to the average realized crude oil price of Q2 2022, and a 3% decrease compared to Q1 2023.

•	Realized natural gas price for Q2 2023 was 3.9 $/MMBtu, a 1% increase y-o-y and a 16% decrease compared to Q1 2023.

•

Lifting cost in Q2 2023 was 4.8 $/boe, representing a 38% decrease compared to Q2 2022, and a decrease of 25% vis-à-vis Q1 2023, driven by the cost benefits generated by the transaction to fully-focus on shale oil operations as of March 1, 2023 (1).

•

Adjusted EBITDA for Q2 2023 was 151.8 $MM, a 25% decrease compared to Q2 2022, impacted by: (i) the decrease in revenues (mainly driven by the delay in one oil export cargo from late June to early July, as explained above), (ii) no pads tied-in under the Trafigura JV (vis-à-vis 2 pads for a total of 10 $MM in Q2 2022) and (iii) partially offset by lower lifting costs. Adjusted EBITDA margin was 66%, 3 p.p. below Q2 2022.

•

Adjusted Net Income during Q2 2023 totaled 57.3 $MM, compared to 82.3 $MM during Q2 2022, mainly driven by a lower Adjusted EBITDA, higher Financial results loss (net of changes in the fair value of Warrants), and partially offset by a lower Current Income tax expense. Adjusted EPS was 0.61 $/share in Q2 2023, compared to 0.93 $/share in Q2 2022.

•

In Q2 2023, Capex was 179.2 $MM, mainly driven by the drilling of ten wells and the completion of five wells in Bajada del Palo Oeste. This reflects good progress in the ongoing drilling and completion activity in three 4-well pads in Bajada del Palo Oeste that are planned to be tied-in during Q3 2023. Q2 2023 Capex also includes the execution of key facilities projects.

•

During Q2 2023, the Company finalized its pilot projects in Bajada del Palo Este and Aguila Mora, with the tie-in of well BPE-2202h in Bajada del Palo Este, and the tie-in of wells AM-1011h and AM-1012h in Águila Mora. Based on the successful results of these wells, the Company has estimated an inventory in Águila Mora of up to 100 ready-to-drill wells and has reconfirmed the addition of up to 150 ready-to-drill wells to the inventory of Bajada del Palo Este. Results have also enabled the Company to validate its geological model for Coirón Amargo Norte, adding up to 50 ready-to-drill wells to the inventory in this block. The Company has therefore increased its well inventory to 1,150 wells.

•

In Q2 2023, the Company recorded a negative free cash flow of 85.1 $MM. Cash flow generated by operating activities was 89.3 $MM, a 46% decrease y-o-y, mainly impacted lower Adjusted EBITDA, the payment of annual Income Tax of 36.4 $MM, a change in working capital of 16.7 $MM and advanced payments to Oldelval for the reservation of capacity in the oil pipeline expansion of 5.1 $MM. Cash flow used in investing activities reached 174.4 $MM for the quarter, Capex activity previously described. Cash flow used in financing activities totaled 42.6 $MM, mainly driven by the repayment of 22.5 $MM corresponding to an installment of the Company’s syndicated loan, the payment of 10.2 $MM leases under IFRS-16, and partially offset by proceeds from borrowings of 13.5 $MM.

(1)

Transaction by which the Company transferred certain conventional assets which are operated by Aconcagua effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Vista Q2 2023 results

Production

Total average net daily production

	Q2-23	Q1-23	Q2-22	▲ y/y	▲ q/q
Total (boe/d)	46,557	52,207	44,825	4%	(11)%
Oil (bbl/d)	39,217	44,048	36,899	6%	(11)%
Natural Gas (MMm3/d)	1.08	1.23	1.19	(10)%	(12)%
NGL (boe/d)	553	407	426	30%	36%

Average daily production during Q2 2023 was 46,557 boe/d, comprised of 39,217 bbl/d of oil, representing 84% of total production, 1.08 MMm3/d of natural gas and 553 boe/d of NGL. Total shale production was 39,247 boe/d, a 26% increase compared to Q2 2022, of which 72% corresponds to shale oil wells in Bajada del Palo Oeste.

In Q2 2023, total production increased 4% on an interannual basis, driven by shale oil production. Sequentially, total production decreased 11%, mainly impacted by: (i) the transaction effective March 1, 2023, which resulted in 5.5 Mboe/d lower production during Q2 2023; (ii) pipeline evacuation capacity that limited Vista’s production growth, which was unlocked in June when the Company started exporting oil to Chile through existing capacity in Oldelval and the OTASA-OTC pipeline (1), at a rate of approximately 4,700 bbl/d, for a total of 152 Mbbl during Q2 2023; and (iii) the Company’s focus on the pilots in Aguila Mora and Bajada del Palo Este, which led to fewer new well tie-ins than in an average quarter.

(1)

Using the Company’s existing pipeline capacity by reversing the flow from the injection point at La Escondida towards Puesto Hernández in the north of the basin, and then connecting to OTASA-OTC, which is the pipeline connecting to Chile.

Q2 2023 Average net daily production by asset

	Target	Interest	Oil (bbl/d)	Natural Gas (MMm3/d)	NGL (boe/d)	Total (boe/d)	% Total daily average
Total WI production per concession			39,217	1.08	553	46,557	100%
Bajada del Palo Oeste	Shale	100%	24,430	0.61	21	28,283	61%
Aguada Federal	Shale	100%	4,763	0.08	7	5,258	11%
Bajada del Palo Este	Shale	100%	4,491	0.03	3	4,705	10%
Águila Mora	Shale	90%	1,003	—	—	1,003	2%
Bandurria Norte	Shale	100%	—	—	—	—	—

Total shale operated production			34,686	0.72	31	39,247	84%

Bajada del Palo Oeste	Conventional	100%	508	0.17	—	1,570	3%
Bajada del Palo Este	Conventional	100%	367	0.04	37	660	1%
Coirón Amargo Norte	Conventional	84.6%	205	—	—	205	0%
CS-01 (México)	Conventional	100%	537	0.01	—	583	1%

Total operated production			36,304	0.94	68	42,266	91%

Entre Lomas (1)	Conventional	—	1,137	0.05	477	1,939	4%
Jagüel de los Machos (1)	Conventional	—	799	0.04	—	1,040	2%
25 de Mayo-Medanito (1)	Conventional	—	861	0.01	—	924	2%
Agua Amarga (1)	Conventional	—	98	0.02	8	219	0%
Acambuco	Conventional	1.5%	18	0.02	—	170	0%

Total non-operated production			2,913	0.14	485	4,292	9%

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Revenues

Total revenues per product

Revenues per product - in $MM	Q2-23	Q1-23	Q2-22	▲ y/y	▲ q/q
Total	231.0	303.2	294.3	(22)%	(24)%
Oil	212.6	280.0	277.0	(23)%	(24)%
Export market	108.6	169.0	147.0	(26)%	(36)%
Domestic market	104.0	110.9	130.0	(20)%	(6)%
Natural Gas	17.3	21.8	15.9	9%	(21)%
Export market	3.5	12.7	0.8	345%	(72)%
Domestic market	13.8	9.1	15.0	(8)%	51%
NGL	1.1	1.4	1.4	(23)%	(25)%

Average realized prices per product

Product	Q2-23	Q1-23	Q2-22	▲ y/y	▲ q/q
Oil ($/bbl)	64.3	66.6	78.4	(18)%	(3)%
Export market	68.6	69.8	99.6	(31)%	(2)%
Domestic market	60.3	62.2	63.2	(5)%	(3)%
Natural Gas ($/MMBTU)	3.9	4.7	3.9	1%	(16)%
Export market	7.6	8.9	5.9	27%	(15)%
Domestic market	3.5	2.8	3.8	(8)%	24%
NGL ($/tn)	357	351	414	(14)%	2%

Total sales volumes per product

Product	Q2-23		Q1-23	Q2-22	▲ y/y	▲ q/q
Oil (MMbbl)	3.31	(1)	4.20	3.53	(6)%	(21)%
Export market	1.58		2.42	1.48	7%	(35)%
Domestic market	1.72		1.78	2.06	(16)%	(3)%
Natural Gas (MMBTU)	4.41		4.69	4.09	8%	(6)%
Export market	0.46		1.43	0.15	218%	(68)%
Domestic market	3.95		3.25	3.95	0%	21%
NGL (Mtn)	2.96		4.01	3.30	(10)%	(26)%

(1)	Total oil sales volumes were approximately 0.26 MMbbl lower than oil production. These volumes reflect the recovery of inventory to normalized levels of 108 Mbbl.

During Q2 2023, total revenues were 231.0 $MM, 22% lower than Q2 2022, mostly driven by lower crude oil revenues. Revenues from oil and gas exports in Q2 2023 were 112.1 $MM, representing 49% of total revenues.

Crude oil revenues in Q2 2023 totaled 212.6 $MM, representing 92% of total revenues, a 23% decrease compared to Q2 2022, mainly driven by lower realized oil prices and lower oil sales volumes.

Average realized oil price during the quarter was 64.3 $/bbl, 18% below Q2 2022. During Q2 2023, the Company exported 48% of crude oil sales volumes (including 0.15 MMbbl exported to Chile through the OTASA-OTC pipeline) at a realized price of 68.6 $/bbl, which was 31% below export prices in Q2 2022. Revenues from the oil export market accounted for 51% of the total oil revenues, reaching 108.6 $MM. During Q2 2023, 52% of volumes were sold to the domestic market at a price of 63.1 $/bbl (60.3 $/bbl net of trucking transportation costs). Domestic oil prices were 5% below Q2 2022.

Lower oil sales volumes were driven by the normalization of crude oil stocks from lows in the previous quarter, which, combined with oil production from the basin being re-routed to Chile, led to less volumes available at the terminal for exports through the Atlantic. This generated a delay in the loading of one oil cargo (approximately 470 Mbbl) that the Company had originally planned for late June to the first week of July, reducing the amount of oil cargos exported through the Atlantic during Q2 2023 from four to three, and therefore total revenues for the quarter.

Natural gas revenues in Q2 2023 were 17.3 $MM, representing 7% of total revenues. The average realized natural gas price for the quarter was 3.9 $/MMBtu, a 1% increase compared to Q2 2022. Plan Gas represented 51% of total natural gas sales volume, with an average realized price of 3.7 $/MMBtu during the quarter. Sales to industrial clients represented 38% of total natural gas sales volume at an average realized price of 3.3 $/MMBtu. The remaining 10% of natural gas sales volume was exported at an average realized price of 7.6 $/MMBtu. Gas revenues also include 2.3 $MM of natural gas purchased from Aconcagua under the terms of the Conventional Assets Transaction and sold to our clients.

NGL sales were 1.1 $MM during Q2 2023, representing 1% of total sales. NGL average price was 357 $/tn.

Lifting Cost

	Q2-23	Q1-23	Q2-22	▲ y/y	▲ q/q
Lifting Cost ($MM)	20.3	30.1	31.7	(36)%	(33)%
Lifting cost ($/boe)	4.8	6.4	7.8	(38)%	(25)%

Lifting cost in Q2 2023 was 20.3 $MM, a 36% decrease y-o-y and a 33% decrease q-o-q. Lifting cost per boe in Q2 2023 was 4.8 $/boe, a 38% decrease y-o-y and a 25% decrease q-o-q. Lifting cost for Q2 2023 reduction captures an entire quarter with full focus on shale oil operations, which was effective as of March 1st 2023.

Adjusted EBITDA

Adjusted EBITDA reconciliation ($MM)	Q2-23	Q1-23	Q2-22	▲ y		▲ q
Net (loss) / profit for the period	52.2	128.7	101.8	(49.7)		(76.6)

(+) Income tax (expense) / benefit	6.0	77.3	49.3	(43.3)		(71.2)
(+) Financial results, net	25.0	20.2	(7.3)	32.3		4.8

Operating profit	83.2	226.1	143.9	(60.7)		(143.0)

(+) Depreciation, depletion and amortization	62.4	64.4	58.0	4.5		(1.9)
(+) Restructuring and Reorganization expenses and other adjustments	0.0	0.3	0.3	(0.3)		(0.3)
(+) Impairment of long-lived assets	—	—	—	0.0		0.0
(+) Gain related to the transfer of conventional assets	—	(89.7)	—	(0.0)		89.7
(+) Other non-cash costs related to the transfer of conventional assets	6.2	3.2	—	6.2		2.9

Adjusted EBITDA(1)	151.8	204.4	202.1	(50.3)		(52.6)

Adjusted EBITDA Margin (%)	66%	67%	69%	(3	)p.p.	(2	)p.p.

(1)

Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

Adjusted EBITDA was 151.8 $MM in Q2 2023, a 25% decrease compared to Q2 2022. Lower Adjusted EBITDA was impacted by: (i) the decrease in revenues (mainly driven by the delay in one oil export cargo from late June to early July, as explained above), (ii) no pads tied-in under the Trafigura JV (vis-à-vis 2 pads for a total of 10 $MM in Q2 2022) and (iii) partially offset by lower lifting costs. Adjusted EBITDA margin was 66%, 3 p.p. below Q2 2022.

Adjusted Net Income / Loss

Adjusted Net Income reconciliation ($MM)	Q2-23	Q1-23	Q2-22	▲ y	▲ q
Net (loss) / profit for the period	52.2	128.7	101.8	(49.7)	(76.6)

Adjustments:
(+) Deferred Income tax	(1.0)	29.7	(2.3)	1.3	(30.7)
(+) Changes in the fair value of Warrants	—	—	(17.2)	17.2	—
(+) Impairment	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	(89.7)	—	—	89.7
(+) Other non-cash costs related to the transfer of conventional assets	6.2	3.2	—	6.2	2.9
Adjustments to Net Income/Loss	5.2	(56.7)	(19.5)	24.7	61.9

Adjusted Net Income/Loss	57.3	72.0	82.3	(25.0)	(14.7)

Adjusted EPS ($/share) (3)	0.61	0.80	0.93	(0.3)	(0.2)

Adjusted Net Income in Q2 2023 was 57.3 $MM, compared to an Adjusted Net Income of 82.3 $MM in Q2 2022. The y-o-y change was driven by (a) lower Adjusted EBITDA as described above, (b) Financial results (Net of Changes in the fair value of Warrants) for a total loss of 25.0 $MM in Q2 2023, compared to a loss of 9.9 $MM in Q2 2022, (c) higher Depreciation, depletion and amortization for 62.4 $MM in Q2 2023 compared to 58.0 $MM in Q2 2022, partially offset by (d) a Current income tax expense of 7.0 $MM in Q2 2023 compared to an expense of 51.6 $MM in Q2 2022, and (e) no Restructuring and reorganization expenses in Q2 2023, compared to 0.3 $MM in Q2 2022.

Adjusted EPS (1) was 0.61 $/share in Q2 2023, compared to 0.80 $/share in Q1 2023 and 0.93 $/share in Q2 2022.

(1)

Adjusted EPS (earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares. The weighted average number of ordinary shares for Q2 2023, Q1 2023 and Q2 2022 were 94,424,048, 89,937,525, and 88,491,745, respectively.

Capex

Capex during Q2 2023 was 179.2 $MM. The Company invested 104.1 $MM in drilling, completion and workover of Vaca Muerta wells, 47.4 $MM in development facilities, and 27.7 $MM in G&G studies, IT and other projects.

Drilling and completion capex was mainly driven by the drilling of ten wells and the completion of five wells in Bajada del Palo Oeste. This reflects good progress in the ongoing drilling and completion activity in three 4-well pads in Bajada del Palo Oeste that are planned to be tied-in during Q3 2023. Q2 2023 Capex also includes the execution of key facilities projects.

Financial overview

During Q2 2023, Vista maintained a solid balance sheet, with a cash position at the end of the quarter of 222.6 $MM. Cash flow generated by operating activities was 89.3 $MM, a 46% decrease y-o-y, mainly impacted by lower Adjusted EBITDA, the payment of annual Income tax of 36.4 $MM, a change in working capital of 16.7 $MM and advanced payments to Oldelval for the reservation of capacity in the oil pipeline expansion of 5.1 $MM. Cash flow used in investing activities was 174.4 $MM, mostly driven by drilling and completion activity mostly in Bajada del Palo Oeste (see Capex above). This resulted in a negative free cash flow of 85.1 $MM for the quarter.

Cash flow used in financing activities (1) totaled 42.6 $MM, mainly driven by the repayment of 22.5 $MM corresponding to an installment of the Company’s syndicated loan, the payment of 10.2 $MM leases under IFRS-16, partially offset by proceeds from borrowings of 13.5 $MM.

Gross debt totaled 651.3 $MM as of quarter end, resulting in a net debt of 428.7 $MM. At the end of Q2 2023, Net leverage ratio decreased to 0.54x Adj. EBTIDA from 0.64x Adj. EBITDA at the end of Q2 2022.

(1)

Cash flow generated by financing activities is the sum of: (i) cash flow used in financing activities for -30.0 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for –12.9 $MM; and (iii) the variation in Government bonds for 0.3 $MM.

Outstanding bonds

Instrument	Issuer	Issue date	Maturity	Gross proceeds ($MM)	Type	Interest rate (%)	Currency	Market
ON class III	Vista Energy Argentina S.A.U.	02/21/20	02/21/24	9.5	Bullet at maturity	3.50%	USD	BCBA Argentina
ON class VI	Vista Energy Argentina S.A.U.	12/04/20	12/04/24	10.0	Bullet at maturity	3.24%	ARS in USD-linked	BCBA Argentina
ON class VIII (1)	Vista Energy Argentina S.A.U.	03/10/21	09/10/24	33.5	Bullet at maturity	2.73%	ARS	BCBA Argentina
ON class X (2)	Vista Energy Argentina S.A.U.	06/18/21	03/18/25	32.6	Bullet at maturity	4.00%	ARS	BCBA Argentina
ON class XI	Vista Energy Argentina S.A.U.	08/27/21	08/27/25	9.2	Bullet at maturity	3.48%	ARS in USD-linked	BCBA Argentina
ON class XII	Vista Energy Argentina S.A.U.	08/27/21	08/27/31	100.8	Amortizing (3)	5.85%	ARS in USD-linked	BCBA Argentina
ON class XIII	Vista Energy Argentina S.A.U.	06/16/22	08/08/24	43.5	Bullet at maturity	6.00%	USD	BCBA Argentina
ON class XIV	Vista Energy Argentina S.A.U.	11/10/22	11/10/25	40.5	Bullet at maturity	6.25%	USD	BCBA Argentina
ON class XV	Vista Energy Argentina S.A.U.	12/06/22	01/20/25	13.5	Bullet at maturity	4.00%	USD	BCBA Argentina
ON class XVI (4)	Vista Energy Argentina S.A.U.	12/06/22	06/06/26	104.2	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XVII	Vista Energy Argentina S.A.U.	12/06/22	06/06/26	39.1	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XVIII	Vista Energy Argentina S.A.U.	03/03/23	03/03/27	118.5	Bullet at maturity	0.00%	ARS in USD-linked	BCBA Argentina
ON class XIX	Vista Energy Argentina S.A.U.	03/03/23	03/03/28	16.5	Bullet at maturity	1.00%	ARS in USD-linked	BCBA Argentina
ON class XX	Vista Energy Argentina S.A.U.	06/05/23	07/20/25	13.5	Bullet at maturity	4.50%	USD	BCBA Argentina

(1)

7.2 $MM were issued on March 10, 2021, equivalent to 9,323,430 UVA at a price of 1.0000 Argentine Pesos per UVA, and 26.3 $MM were issued on March 26, 2021, equivalent to 33,966,570 UVA at a price of 0.9923 Argentine Pesos per UVA.

(2)	32.6 $MM were issued on June 18, 2021, equivalent to 39,093,997 UVA at a price of 1.0000 Argentine Pesos per UVA.
(3)	Class XII to be repaid in 15 semi-annual installments, with a three-year grace period.
(4)	63.5 $MM were issued on December 6, 2022, and 40.8 $MM were issued on May 29, 2023

Vista Energy S.A.B. de C.V.

Historical operational data

Average daily production by concession, totals and by product

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Total production by field (boe/d)	46,557	52,207	54,718	50,669	44,825

Entre Lomas (3)	1,939	3,826	5,081	5,395	4,688
Bajada del Palo Este (conventional)	660	844	731	741	807
Bajada del Palo Oeste (conventional)	1,570	1,258	1,326	1,665	1,733
Bajada del Palo Este (shale)	4,705	4,705	2,263	2,314	2,674
Bajada del Palo Oeste (shale)	28,283	31,515	33,368	30,104	27,996
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	219	198	247	247	213
25 de Mayo-Medanito (3)	924	1,783	2,385	2,530	2,478
Jagüel de los Machos (3)	1,040	2,067	2,738	2,866	2,928
Coirón Amargo Norte	205	191	167	218	257
Águila Mora (shale)	1,003	0	0	0	0
Acambuco	170	174	137	141	145
Aguada Federal (shale)	5,258	5,279	5,847	3,927	397
CS-01	583	365	428	521	509

Crude oil production by field (boe/d)(1)	39,217	44,048	45,745	41,909	36,899

Entre Lomas (3)	1,137	2,527	3,339	3,428	3,237
Bajada del Palo Este (conventional)	367	560	510	421	395
Bajada del Palo Oeste (conventional)	508	552	530	570	606
Bajada del Palo Este (shale)	4,491	4,491	2,187	2,176	2,483
Bajada del Palo Oeste (shale)	24,430	27,440	28,890	26,426	24,350
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	98	175	222	220	164
25 de Mayo-Medanito (3)	861	1,669	2,213	2,243	2,306
Jagüel de los Machos (3)	799	1,577	2,102	2,177	2,252
Coirón Amargo Norte	205	191	167	213	243
Águila Mora (shale)	1,003	0	0	0	0
Acambuco	18	18	16	16	17
Aguada Federal (shale)	4,763	4,496	5,155	3,518	347
CS-01	537	353	413	502	498

Natural Gas production by field (boe/d)(2)	6,787	7,752	8,513	8,298	7,500

Entre Lomas (3)	325	938	1,312	1,541	1,066
Bajada del Palo Este (conventional)	256	244	198	290	376
Bajada del Palo Oeste (conventional)	1,062	706	796	1,095	1,126
Bajada del Palo Este (shale)	211	636	76	139	192
Bajada del Palo Oeste (shale)	3,832	3,653	4,478	3,678	3,646
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	113	17	19	21	42
25 de Mayo-Medanito (3)	62	115	171	288	172
Jagüel de los Machos (3)	241	489	637	690	677
Coirón Amargo Norte	0	0	0	6	14
Águila Mora (shale)	0	0	0	0	0
Acambuco	152	156	121	125	128
Aguada Federal (shale)	487	784	692	408	50
CS-01	45	13	15	18	11

NGL production by field (boe/d)	553	407	460	462	426

Entre Lomas (3)	477	361	430	426	385

Bajada del Palo Este (conventional)	37	40	24	30	36
Bajada del Palo Oeste (conventional)	0	0	0	0	0
Bajada del Palo Este (shale)	3	3	0	0	0
Bajada del Palo Oeste (shale)	21	(3)	0	0	0
Aguada Federal (shale)	7	—	—	—	—
Agua Amarga (Jarilla Quemada, Charco del Palenque) (3)	8	6	6	6	6

(1)	Acambuco includes condensate.
(2)	Excludes natural gas consumption, flared or reinjected natural gas.
(3)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Pro forma historical production

The following pro forma table shows the impact on production regarding the Conventional Assets Transaction as if such transaction had occurred on March 1, 2022

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022
Total (boe/d)	50,178	48,709	44,294	38,871	41,808
Oil (bbl/d)	42,792	41,019	37,058	32,123	33,981
Natural Gas (MMm3/d)	1.11	1.15	1.08	1.01	1.17
NGL (boe/d)	407	460	462	426	452

Vista Energy S.A.B. de C.V.

Oil and gas concessions

Concessions	WI (%)	Operated / Non-operated	Expiration year	Target	Basin	Country
Entre Lomas Neuquén (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Entre Lomas Río Negro (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Bajada del Palo Oeste	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Bajada del Palo Este	100%	Operated	2053	Shale / Conventional	Neuquina	Argentina
Charco del Palenque (1)	—	Non-operated	2034	Conventional	Neuquina	Argentina
Jarilla Quemada (1)	—	Non-operated	2040	Conventional	Neuquina	Argentina
25 de Mayo-Medanito (1)	—	Non-operated	2026	Conventional	Neuquina	Argentina
Jagüel de los Machos (1)	—	Non-operated	2025	Conventional	Neuquina	Argentina
Coirón Amargo Norte	84.6%	Operated	2037	Conventional	Neuquina	Argentina
Águila Mora	90%	Operated	2054	Shale	Neuquina	Argentina
Aguada Federal	100%	Operated	2050	Shale	Neuquina	Argentina
Bandurria Norte	100%	Operated	2050	Shale	Neuquina	Argentina
Acambuco	1.5%	Non-operated	2036 / 2040	Conventional	Noroeste	Argentina
CS-01	100%	Operated	2047	Conventional	Del Sureste	México

(1)

Transferred Conventional Assets operated by Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the Transferred Conventional Assets.

Vista Energy S.A.B. de C.V.

Historical oil and gas export volumes and revenues

Oil exports	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Sales volume (Mbbl)	1,583.3	2,420.5	2,156.6	1,946.9	1,475.7	988.2
Revenues ($MM)	108.6	169.0	159.9	175.6	147.0	77.1

Oil exports	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
Sales volume (Mbbl)	995.6	498.1	472.0	1,088.7	300.4	1,382.0	1,108.2	—
Revenues ($MM)	70.5	32.2	26.8	52.7	11.8	55.0	28.1	—

Gas exports	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Sales volume (MMBTU)	0.5	1.4	1.2	0.1	0.1	0.4
Revenues ($MM)	3.5	12.7	10.8	1.1	0.9	2.4

Gas exports	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
Sales volume (MMBTU)	0.0	—	—	—	—	—	—	—
Revenues ($MM)	0.2	—	—	—	—	—	—	—

Vista Energy S.A.B. de C.V.

Vaca Muerta operational data

Shale oil wells detail

Bajada del Palo Oeste

Well name	Pad number (1)	Landing zone	Lateral length (mts)	Total frac stages
2013	BPO-1	Organic	2,483	33
2014	BPO-1	La Cocina	2,633	35
2015	BPO-1	Organic	2,558	34
2016	BPO-1	La Cocina	2,483	34
2029	BPO-2	Organic	2,189	37
2030	BPO-2	La Cocina	2,248	38
2032	BPO-2	Organic	2,047	35
2033	BPO-2	La Cocina	1,984	33
2061	BPO-3	La Cocina	2,723	46
2062	BPO-3	Organic	2,624	44
2063	BPO-3	La Cocina	3,025	51
2064	BPO-3	Organic	1,427	36
2025	BPO-4	Lower Carbonate	2,186	26
2026	BPO-4	La Cocina	2,177	44
2027	BPO-4	Lower Carbonate	2,551	31
2028	BPO-4	La Cocina	2,554	51
2501	BPO-5	La Cocina	2,538	52

2502	BPO-5	Organic	2,436	50
2503	BPO-5	La Cocina	2,468	50
2504	BPO-5	Organic	2,332	44
2391	BPO-6	La Cocina	2,715	56
2392	BPO-6	Organic	2,804	54
2393	BPO-6	La Cocina	2,732	56
2394	BPO-6	Organic	2,739	57
2261	BPO-7	La Cocina	2,710	46
2262	BPO-7	Organic	2,581	45
2263	BPO-7	La Cocina	2,609	45
2264	BPO-7	Organic	2,604	46
2211	BPO-8	Organic	2,596	53
2212	BPO-8	La Cocina	2,576	53
2213	BPO-8	Organic	2,608	54
2214	BPO-8	La Cocina	2,662	54
2351 (2)	BPO-9	La Cocina	3,115	63
2352 (2)	BPO-9	Organic	3,218	62
2353 (2)	BPO-9	La Cocina	3,171	61
2354 (2)	BPO-9	Organic	2,808	56
2441 (2)	BPO-10	La Cocina	3,094	63
2442 (2)	BPO-10	Organic	2,883	50
2443 (2)	BPO-10	La Cocina	2,816	57
2444 (2)	BPO-10	Organic	2,625	45
2081 (2)	BPO-11	La Cocina	2,785	49
2082 (2)	BPO-11	Organic	2,662	41
2083 (2)	BPO-11	La Cocina	2,365	37
2084 (2)	BPO-11	Organic	2,378	35
2311 (2)	BPO-12	La Cocina	3,104	54
2312 (2)	BPO-12	Organic	3,161	55
2313 (2)	BPO-12	La Cocina	3,259	55
2481 (2)	BPO-13	La Cocina	2,950	61
2482 (2)	BPO-13	Organic	2,826	57
2483 (2)	BPO-13	La Cocina	2,738	56
2484 (2)	BPO-13	Organic	2,576	52
2601 (2)	BPO-14	La Cocina	2,935	38
2602 (2)	BPO-14	Organic	2,968	51
2603 (2)	BPO-14	La Cocina	2,878	49
2604 (2)	BPO-14	Organic	2,508	43
2411 (2)	BPO-15	La Cocina	2,319	39
2412 (2)	BPO-15	Organic	3,181	54
2413 (2)	BPO-15	La Cocina	3,199	53
2414 (2)	BPO-15	Organic	3,192	55
2415 (2)	BPO-15	La Cocina	3,190	53

(1)	BPO-11 formerly pad #12, BPO-12 formerly pad #13, BPO-13 formerly pad #14.
(2)	Well included in JV with Trafigura. Vista WI 80%.

Bajada del Palo Este

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
2101	BPE-1	La Cocina	2,372	49
2103	BPE-1	La Cocina	2,081	43
2301	BPE-3	La Cocina	2,818	48
2202	BPE-2	La Cocina	2,722	47

Aguada Federal

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.AF-3(h)	AF-1	Organic	1,000	10
WIN.Nq.AF-4(h)	AF-1	Upper Carbonate	1,000	10
WIN.Nq.AF-7(h)	AF-1	Upper Carbonate	1,028	10
WIN.Nq.AF-9(h)	AF-1	Upper Carbonate	1,000	10
WIN.Nq.AF-5(h)	AF-2	La Cocina	2,500	35
WIN.Nq.AF-6(h)	AF-2	La Cocina	2,500	35
AF-102(h)	AF-2	La Cocina	2,884	57
AF-202(h)	AF-2	Organic	2,559	51
AF-303	AF-3	La Cocina	2,555	40
AF-403	AF-3	Organic	2,554	33
AF-1103	AF-3	La Cocina	2,800	44
AF-1203	AF-3	Organic	2,839	43
AF-2101	AF-4	La Cocina	2,855	48
AF-2102	AF-4	Organic	2,858	49
AF-2104	AF-4	La Cocina	2,876	49
AF-2105	AF-4	Middle Carbonate	2,901	47

Águila Mora

Well name	Pad number	Landing zone	Lateral length (mts)	Total frac stages
AM-1011h	AM-1	La Cocina	2,548	44
AM-1012h	AM-1	Middle Carbonate	2,468	43

Bandurria Norte

Well name	Landing zone	Lateral length (mts)	Total frac stages
WIN.Nq.BN-3(h)	Lower Orgánico / Regresivo	1,000	10
WIN.Nq.BN-2(h)	Upper Carbonate	1,000	10
WIN.Nq.BN-1(h)	La Cocina	2,500	35
YPF.Nq.LCav.x-11(h)	La Cocina / Regresivo	2,500	35

Vista Energy S.A.B. de C.V.

Key results

(Amounts expressed in thousand U.S. dollars)

Key Results - in $M	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Total Revenues	230,975	303,213	308,105	333,573	294,293
Oil	212,622	279,958	285,365	311,986	277,017
Natural Gas	17,296	21,845	21,171	20,138	15,908
NGL and others	1,057	1,410	1,569	1,449	1,368

Cost of Sales	(114,769)	(137,466)	(133,949)	(145,405)	(130,096)

Operating expenses	(20,347)	(30,144)	(36,113)	(34,753)	(31,729)
Stock fluctuation	2,130	(4,722)	4,722	(4,571)	(3,306)
Depreciation, depletion and amortization	(62,447)	(64,372)	(63,148)	(66,910)	(57,982)
Royalties	(27,940)	(34,995)	(39,410)	(39,171)	(37,079)
Other non-cash costs related to the transfer of conventional assets	(6,165)	(3,233)	—	—	—

Gross profit	116,206	165,747	174,156	188,168	164,197

Selling expenses	(15,232)	(16,717)	(18,847)	(14,047)	(14,444)
General and administrative expenses	(19,776)	(17,011)	(19,615)	(15,860)	(15,888)
Exploration expenses	(294)	(222)	(169)	(175)	(187)
Other operating income	2,268	95,315	3,715	9,241	10,955
Other operating expenses	(4)	(963)	(715)	(564)	(782)
Impairment of long-lived assets	—	—	—	—	—

Operating profit (loss)	83,168	226,149	138,525	166,763	143,851

Interest income	216	287	425	294	74
Interest expense	(5,226)	(6,137)	(6,545)	(6,744)	(7,365)
Other financial results	(19,967)	(14,315)	(23,729)	(29,453)	14,575

Financial results, net	(24,977)	(20,165)	(29,849)	(35,903)	7,284

Profit/(Loss) before income tax	58,191	205,984	108,676	130,860	151,135

Current income tax (expense)/benefit	(7,017)	(47,568)	54,560	(68,457)	(51,633)
Deferred income tax (expense)/benefit	1,007	(29,682)	(87,732)	14,258	2,334

Income tax (expense)/benefit	(6,010)	(77,250)	(33,172)	(54,199)	(49,299)

Profit/(loss) for the period, net	52,181	128,734	75,504	76,661	101,836

Adjusted EBITDA Reconciliation ($M)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Net (loss) / profit for the period	52,181	128,734	75,504	76,661	101,836

(+) Income tax	6,010	77,250	33,172	54,199	49,299
(+) Financial results, net	24,977	20,165	29,849	35,903	(7,284)

Operating profit (loss)	83,168	226,149	138,525	166,763	143,851

(+) Depreciation, depletion and amortization	62,447	64,372	63,148	66,910	57,982
(+) Restructuring and Reorganization expenses and others	5	271	—	—	259
(+) Impairment of long-lived assets	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	(89,659)	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	6,165	3,233	—	—	—

Adjusted EBITDA	151,785	204,365	201,673	233,673	202,092

Adjusted EBITDA Margin (%)	66%	67%	65%	70%	69%

	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Lifting Cost ($MM)	20.3	30.1	36.1	34.8	31.7
Lifting cost ($/boe)	4.8	6.4	7.2	7.5	7.8

Vista Energy S.A.B. de C.V.

Historical Adjusted Net Income / Loss

(Amounts expressed in thousand U.S. dollars)

Adj. Net Income reconciliation - in $M	Q2-23	Q1-23	Q4-22	Q3-22	Q2-22	Q1-22
Net Profit/Loss	52,181	128,734	75,504	76,661	101,836	15,534

Adjustments:
(+) Deferred Income tax	(1,007)	29,682	87,732	(14,258)	(2,334)	750
(+) Changes in the fair value of Warrants	—	—	7,762	16,999	(17,188)	22,777
(+) Impairment	—	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	(89,659)	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	6,165	3,233	—	—	—	—
Adjustments to Net Income/Loss	5,158	(56,744)	95,494	2,741	(19,522)	23,527

Adjusted Net Income/Loss	57,339	71,990	170,998	79,402	82,314	39,061

Adj. Net Income reconciliation - in $M	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20
Net Profit/Loss	35,555	4,732	5,505	4,858	(13,812)	(28,402)	(39,203)	(21,332)

Adjustments:
(+) Deferred Income tax	21,001	6,005	10,679	2,010	(17,410)	(5,490)	8,032	4,571
(+) Changes in the fair value of Warrants	(7,096)	7,927	1,283	69	107	(1,765)	(4,071)	(10,769)
(+) Impairment	(14,044)	—	—	—	9,484	4,954	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—	—	—	—	—
Adjustments to Net Income/Loss	(139)	13,932	11,962	2,079	(7,819)	(2,301)	3,961	(6,198)

Adjusted Net Income/Loss	35,416	18,664	17,467	6,937	(21,631)	(30,703)	(35,242)	(27,530)

Adj. Net Income reconciliation - in $M	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18	Q3-18	Q2-18	Q1-18
Net Profit/Loss	(44,249)	21,502	3,702	(13,678)	42,379	(27,887)	(40,876)	(3,466)

Adjustments:
(+) Deferred Income tax	14,324	(911)	(1,703)	2,636	(18,224)	14,915	15,291	(7)
(+) Changes in the fair value of Warrants	14,278	(33,145)	(4,057)	16,084	5,787	3,073	—	—
(+) Impairment	—	—	—	—	—	—	—	—
(+) Gain related to the transfer of conventional assets	—	—	—	—	—	—	—	—
(+) Other non-cash costs related to the transfer of conventional assets	—	—	—	—	—	—	—	—
Adjustments to Net Income/Loss	28,602	(34,056)	(5,760)	18,720	(12,437)	17,988	15,291	(7)

Adjusted Net Income/Loss	(15,647)	(12,554)	(2,058)	5,042	29,942	(9,899)	(25,585)	(3,473)

Vista Energy S.A.B. de C.V.

Consolidated Balance Sheet

(Amounts expressed in thousand U.S. dollars)

	As of June 30, 2023	As of December 31, 2022
Property, plant and equipment	1,701,593	1,606,339
Goodwill	22,703	28,288
Other intangible assets	7,215	6,792
Right-of-use assets	66,143	26,228
Investments in associates	6,975	6,443
Trade and other receivables	153,725	15,864
Deferred income tax assets	335	335
Total noncurrent assets	1,958,689	1,690,289
Inventories	8,377	12,899
Trade and other receivables	163,520	90,406
Cash, bank balances and other short-term investments	222,574	244,385
Total current assets	394,471	347,690
Total assets	2,353,160	2,037,979

Deferred income tax liabilities	271,709	243,411
Lease liabilities	35,163	20,644
Provisions	28,544	31,668
Borrowings	615,996	477,601
Employee benefits	13,139	12,251
Total noncurrent liabilities	964,551	785,575
Provisions	2,285	2,848
Lease liabilities	33,032	8,550
Borrowings	35,306	71,731
Salaries and payroll taxes	12,175	25,120
Income tax liability	49,057	58,770
Other taxes and royalties	11,721	20,312
Trade and other payables	225,163	221,013
Total current liabilities	368,739	408,344

Total liabilities	1,333,290	1,193,919

Total Equity	1,019,870	844,060

Total equity and liabilities	2,353,160	2,037,979

Vista Energy S.A.B. de C.V.

Consolidated Income Statement

(Amounts expressed in thousand U.S. dollars)

	For the period from April 1st to June 30, 2023	For the period from April 1st to June 30, 2022
Revenue from contracts with customers	230,975	294,293
Revenues from crude oil sales	212,622	277,017
Revenues from natural gas sales	17,296	15,908
Revenues from LPG sales	1,057	1,368
Cost of sales	(114,769)	(130,096)
Operating costs	(20,347)	(31,729)
Crude oil stock fluctuation	2,130	(3,306)
Depreciation, depletion and amortization	(62,447)	(57,982)
Royalties	(27,940)	(37,079)
Other non-cash costs related to the transfer of conventional assets	(6,165)	—

Gross profit	116,206	164,197

Selling expenses	(15,232)	(14,444)
General and administrative expenses	(19,776)	(15,888)
Exploration expenses	(294)	(187)
Other operating income	2,268	10,955
Other operating expenses	(4)	(782)

Operating profit	83,168	143,851

Interest income	216	74
Interest expense	(5,226)	(7,365)
Other financial income (expense)	(19,967)	14,575

Financial income (expense), net	(24,977)	7,284

Profit before income tax	58,191	151,135

Current income tax (expense)	(7,017)	(51,633)
Deferred income tax benefit (expense)	1,007	2,334

Income tax (expense)	(6,010)	(49,299)

Profit for the period, net	52,181	101,836

Other comprehensive income	(773)	(1,966)

Total comprehensive profit for the period	51,408	99,870

Vista Energy S.A.B. de C.V.

Consolidated Statement of Cash Flows

(Amounts expressed in thousand U.S. dollars)

	For the period from April 1st to June 30, 2023	For the period from April 1st to June 30, 2022
Cash flows from operating activities
Profit for the period, net	52,181	101,836
Adjustments to reconcile net cash flows
Items related to operating activities:
Net changes in foreign exchange rate	2,548	(13,791)
Discount for well plugging and abandonment	616	556
Net (decrease) increase in provisions	(1)	523
Interest expense on lease liabilities	1,104	519
Discount of assets and liabilities at present value	2,758	3,441
Share-based payments	8,211	4,834
Other non-cash costs related to the transfer of conventional assets	6,165	—
Employee benefits	(205)	105
Income tax expense	6,010	49,299
Items related to investing activities:
Depreciation and depletion	61,448	57,205
Amortization of intangible assets	999	777
Interest income	(216)	(74)
Gain from farmout agreement	—	(9,169)
Changes in the fair value of financial assets	(10,581)	1,169
Items related to financing activities:
Interest expense	5,226	7,365
Changes in the fair value of Warrants	—	(17,188)
Amortized cost	579	538
Remeasurement in borrowings	18,762	13,858
Other financial results	4,181	—
Changes in working capital:
Trade and other receivables	(12,840)	(14,697)
Inventories	(2,130)	3,306
Trade and other payables	3,975	5,422
Payments of employee benefits	(64)	(56)
Salaries and payroll taxes	(3,674)	1,967
Other taxes and royalties	(19,049)	885
Provisions	(361)	(325)
Income tax payment	(36,363)	(32,826)

Net cash flows provided by operating activities	89,279	165,479

Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment	(161,803)	(99,766)
Payments for the acquisition of AFBN assets	(6,250)	(12,500)
Payments for other assets	(5,008)	—
Payments for acquisitions of other intangible assets	(1,520)	(730)
Payments for acquisitions of investments in associates	—	10,000
Payments received from farmout agreement	—	—
Interest received	216	74

Net cash flows (used in) investing activities	(174,365)	(102,922)

Cash flows from financing activities:
Proceeds from borrowings	13,500	43,500
Payment of borrowings cost	(584)	(530)
Payment of borrowings principal	(25,274)	(24,173)
Payment of borrowings interest	(4,022)	(4,535)
Payment of lease	(10,237)	(2,770)
Other financial results	(3,362)	—

Net cash flow (used in) provided by financing activities	(29,979)	(12,312)

	For the period from April 1st to June 30, 2023	For the period from April 1st to June 30, 2022
Net (decrease) increase in cash and cash equivalents	(115,065)	50,245

Cash and cash equivalents at beginning of period	347,665	204,372
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents	(12,923)	(6,057)
Net (decrease) increase in cash and cash equivalents	(115,065)	50,245

Cash and cash equivalents at end of period	219,677	248,560

Glossary, currency and definitions:

•

Note: Amounts are expressed in U.S. dollars, unless otherwise stated, and in accordance with International Financial Reporting Standards (IFRS). All the amounts are unaudited. Amounts may not match with totals due to rounding up.

•	Conversion metrics:

•	1 cubic meter of oil = 6.2898 barrels of oil.

•	1,000 cubic meters of gas = 6.2898 barrels of oil equivalent.

•	1 million British thermal units = 27.096 cubic meters of gas.

•	▲ q/q: Represents the percentage variation quarter on quarter.

•	▲ y/y: Represents the percentage variation year on year.

•	▲ q: Represents the variation in million U.S. Dollars quarter on quarter.

•	▲ y: Represents the variation in million U.S. Dollars year on year.

•	$MM: Million U.S. Dollars.

•	$M: Thousand U.S. Dollars.

•	$/bbl: U.S. Dollars per barrel of oil.

•	$/boe: U.S. Dollars per barrel of oil equivalent.

•	$/MMBtu: U.S. Dollars per million British thermal unit.

•	$/ton: U.S. Dollars per metric ton.

•

Adj. EBITDA / Adjusted EBITDA: Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

•	Adjusted EBITDA margin: Adjusted EBITDA divided by total revenues.

•	Adjusted EPS (Earnings per share): Adjusted Net Income/Loss divided by weighted average number of ordinary shares.

•

Adjusted Net Income/Loss: Net (loss)/profit + Deferred income tax + Changes in fair value of warrants + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + impairment (recovery) of long-lived assets.

•	boe: barrels of oil equivalent (see conversion metrics above).

•	boe/d: Barrels of oil equivalent per day.

•	bbl/d: Barrels of oil per day.

•

Conventional Assets Transaction: assets transferred to Aconcagua, effective on March 1 st, 2023. After such date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of the transferred assets.

•	NGL: Natural gas liquids.

•	Free cash flow is calculated as Operating activities cash flow plus Investing activities cash flow

•	Mts: meters.

•

Lifting cost: production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, depletion and amortization, royalties, direct taxes, commercial, exploration, G&A costs and other non-cash costs related to the transfer of conventional assets

•	MMboe: Million barrels of oil equivalent.

•	MMm3/d: Million cubic meters per day.

•

Plan Gas: refers to the regulation set forth by Resolution No. 391/2020 whereby Vista was allocated 0.86 MMm3/d volume over a total of 67.4 MMm3/d at an average annual price of 3.29 $/MMBtu for a four-year term as of January 1, 2021.

•	Q#: Q followed by 1, 2, 3 or 4 represents the corresponding quarter of a certain year.

•	q-o-q: Quarter on quarter.

•	UVA: Acquisitive value units.

•	y-o-y: Year on year.

DISCLAIMER

Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaenergy.com.

This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations.

This presentation does not contain all the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. All the amounts contained herein are unaudited.

Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding.

This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this document has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act, “Affiliates”), members, directors, officers or employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith.

This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice.

This presentation includes “forward-looking statements” concerning the future. The words such as “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward-looking statements, including, among other things: uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties relating to future election results in Argentina and Mexico; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; uncertainties relating to the effects of the Covid-19 outbreak and its different variants; the effects of a pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; changes in the regulation of the energy and oil and gas sector in Argentina and Mexico, and throughout Latin America; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities;

our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; and the ongoing conflict involving Russia and Ukraine.

Forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward-looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward-looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx).

You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice.

Other Information

Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information.

Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts.

INVESTORS CONTACT:

ir@vistaenergy.com

Phone in Argentina: +54.11.3754.8500

Phone in Mexico: +52.55.8647.0128